EXHIBIT 7

Consolidated Report of Condition of
THE BANK OF NEW YORK TRUST COMPANY, N.A.
of 700 S. Flower Street, 2nd Floor, Los Angeles, CA 90017

     At the close of business November 30, 2004, published in accordance with Federal regulatory authority instructions.

Dollar Amounts
in Thousands

ASSETS

Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin	11,020
Interest-bearing balances	20
Securities:
Held-to-maturity securities	8,930
Available-for-sale securities	29,892
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold	25,700
Securities purchased under agreements to resell	111,000
Loans and lease financing receivables:
Loans and leases held for sale	0
Loans and leases, net of unearned income	0
LESS: Allowance for loan and lease losses	0
Loans and leases, net of unearned income and allowance	0
Trading assets	0
Premises and fixed assets (including capitalized leases)	2,365
Other real estate owned	0
Investments in unconsolidated subsidiaries and associated companies	0
Customers’ liability to this bank on acceptances outstanding	0
Intangible assets:
Goodwill	237,448
Other Intangible Assets	17,614
Other assets	25,184

Total assets	$469,173

LIABILITIES

Deposits:
In domestic offices
Noninterest-bearing	12,587
Interest-bearing	0
Not applicable
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased	0
Securities sold under agreements to repurchase	0
Trading liabilities	0
Other borrowed money:
(includes mortgage indebtedness and obligations under capitalized leases)	58,193
Not applicable
Bank’s liability on acceptances executed and outstanding	0
Subordinated notes and debentures	0
Other liabilities	45,767

Total liabilities	$116,548

Minority interest in consolidated subsidiaries	0

EQUITY CAPITAL

Perpetual preferred stock and related surplus	0
Common stock	1,000
Surplus	294,050
Retained earnings	57,632
Accumulated other comprehensive income
Other equity capital components	(57)

Total equity capital	$352,625

Total liabilities, minority interest, and equity capital	$469,173

     I, Thomas J. Mastro, Comptroller of the above-named bank do hereby declare that this Report of Condition has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true to the best of my knowledge and belief.

     Thomas J. Mastro         )     Comptroller

     We, the undersigned directors, attest to the correctness of this Report of Condition and declare that it has been examined by us and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.

     Richard G. Jackson        )
     Nicholas C. English       )      Directors
     Karen B. Shupenko       )

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